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                                                              Exhibit 99(d)


                                 AGREEMENT


                  This agreement ("Agreement") made as of August 29, 1994, by and among Martin Marietta Corporation ("Martin"), Parent Corporation ("Parent") and General Electric Company ("GE").

                  The parties hereto acknowledge and agree as follows:

                  1. Parent and Martin are entering into an Agreement and Plan of Reorganization dated as of August 29, 1994, by and among Parent, Martin and Lockheed Corporation (the "Reorganization Agreement"). In connection with this transaction, Parent and Martin intend that the Series A Preferred Stock of Parent to be issued in accordance with the terms of the Reorganization Agreement (the "Parent Preferred Stock") not be treated as disqualified preferred stock within the meaning of Section 1059(f) of the Code ("Disqualified Preferred Stock").

                  2. Parent and Martin do not believe that the transactions contemplated by the Reorganization Agreement should result in the treatment of the Parent Preferred Stock as constituting Disqualified Preferred Stock.

                  3. GE agrees to file all tax returns taking the position that the Parent Preferred Stock is not Disqualified Preferred Stock; provided, however, that nothing herein will require GE to take such position unless, in the opinion of independent tax counsel to GE, there is substantial authority (within the meaning of Section 6662 of the Code) for such position. Parent agrees to indemnify and hold harmless GE from and against any liability with respect to income or franchise tax, including any interest, penalties, or additions to tax and including any reasonable costs, relating to or arising out of (a) an assertion of the Internal Revenue Service that the Parent Preferred Stock is Disqualified Preferred Stock, or (b) any payment pursuant to clause (a) or (b) of this Paragraph 3.

                  4. (a) GE will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to treatment of the Parent Preferred Stock as Disqualified Preferred Stock; provided that such right of control will be exercised reasonably and in good faith, GE will consult reasonably and in good faith with Parent relating to the conduct of any such audit or other proceeding, and GE will reasonably and in good faith afford Parent the opportunity (at the expense of Parent) to participate in such audit or other proceeding.

                  (b) GE agrees to keep Parent reasonably advised as to any issue relating to the treatment of the Parent Preferred Stock as Disqualified Preferred Stock.

                  5. The parties hereto acknowledge that Martin and Lockheed are engaged in a transaction intended to qualify for pooling of interests accounting treatment under generally accepted accounting principles. The parties agree that nothing in this Agreement will be construed in a manner inconsistent with the qualification of the Mergers for pooling of interests accounting treatment. The parties further agree that if the SEC determines (in discussions in which representatives of GE and its independent accountants are entitled to be present and participate fully) that some or all of the terms of this Agreement are inconsistent
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with pooling of interests accounting treatment, the parties will endeavor reasonably and in good faith to modify such terms to resolve such inconsistency. If the parties, acting reasonably and in good faith, are unable to agree to such modifications, then without further action of the parties such terms of this Agreement shall (to the extent inconsistent with such treatment) be null and void ab initio.
                                 -- ------


                                    PARENT CORPORATION



                                    By: John E. Montague
                                        -------------------------

                                    MARTIN MARIETTA CORPORATION



                                    By: Marcus C. Bennett
                                        -------------------------


                                    GENERAL ELECTRIC COMPANY



                                    By: John M. Samuels
                                        -------------------------